Exhibit 2.5

AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

This Amendment (“Amendment”) to Agreement and Plan of Reorganization (the “Agreement”) is entered into this 30th day of September, 2003 by, between and among Prospect Medical Group, Inc., a California professional corporation (“Prospect”), Prospect LA Medical Group, Inc., a California professional corporation and wholly-owned subsidiary of Prospect (“Sub”), Professional Care Medical Group, Inc., a California professional corporation (“ProCare”) and the shareholders of ProCare, acting through the Shareholder Representative (as defined in Section 6.1 of the Agreement (collectively as the “Parties”).

Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Agreement.

RECITALS

A.           Pursuant to the Agreement, Prospect, Sub, ProCare and the Signing Shareholders (defined below) agreed that at the Effective Time on the Closing Date, Sub will be merged with and into ProCare with ProCare as the surviving corporation.

B.             The Agreement provides, among other things, for the establishment of an escrow for the deposit of the Earnest Money Deposit, the balance of the Merger Consideration and the Escrow Fund (“collectively, the “Escrowed Monies”).

C.             While Prospect, Sub, ProCare and the holders of nearly all the outstanding shares of capital stock of ProCare signed the Agreement, certain shareholders of ProCare refused to sign the Agreement and demanded of ProCare a greater proportion of the Merger Consideration based on an assertion that they have a greater number of shares of capital stock in ProCare than the records of ProCare indicate (as shown on Schedule 2.6 of the Agreement) and those persons, set forth on Exhibit D attached hereto, filed a lawsuit on August 22, 2003 naming ProCare as a defendant based on such assertion (“Non-Signing Shareholders”).  References herein to the “Signing Shareholders” shall be deemed to include all the shareholders of ProCare shown on Schedule 2.6 of the Agreement except the Non-Signing Shareholders.

D.            On September 25, 2003 the Non-Signing Shareholders and ProCare reached a settlement of their lawsuit entitled Alevizos et al vs. Professional Care Medical Group et al LASC Case No. BC301332 (the “Alevizos Action”) as evidenced by the Agreement of Settlement, Compromise and Release attached hereto as Exhibit E (the “Settlement Agreement”).

E.              The Agreement also provides, in Section 6.1, that the shareholders of ProCare appoint the persons constituting the Shareholder Representative as their agent for purposes of binding the shareholders with respect to, among other things, any amendment or modification of the Agreement.

F.              The Parties now desire to amend the Agreement in order to address certain concerns of Prospect and Sub relating to the Non-Signing Shareholders as it pertains to the Escrow Agent and the Escrowed Monies, and to clarify certain other agreements among the Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AMENDMENT

1.               Change of Name of Surviving Corporation.  Section 1.4(a) of the Agreement, and Paragraph (c) of the Agreement of Merger attached as Exhibit A to the Agreement, shall be amended by removing the period at the add of such Section or Paragraph and adding the following:

“provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows:  “The name of the corporation is Prospect Professional Care Medical Group, Inc.”.

2.               Indemnification of Prospect, Sub and Surviving Corporation.  Section 8.1 of the Agreement shall be amended by adding the following at the end:

Notwithstanding anything to the contrary in this Agreement, ProCare (and the Shareholders, jointly and severally with ProCare) shall indemnify, defend and hold harmless, Prospect, Sub and/or the Surviving Corporation and their directors, officers, employees, agents and affiliates from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding) reasonably incurred or suffered by Prospect, Sub or the Surviving Corporation, including any amounts Prospect, Sub or the Surviving Corporation are obligated to pay the Escrow Agent as a result of any joint indemnification obligation provided to the Escrow Agent, arising out of any claim or action by any of the shareholders of ProCare to hinder or prevent the Merger or to obtain a greater proportion of the Merger Consideration than indicated based on the stock ownership of the shareholders of ProCare set forth in Schedule 2.6 of the Agreement including but not limited to that action filed on August 22, 2003 entitled Alevizos et al vs. Professional Care Medical Group et al LASC Case No. BC301332 (collectively, the “Alevizos Related Indemnification Obligation”, and such Alevizos Related Indemnification Obligation shall be included within the scope of “Prospect Indemnifiable Damages” set forth above.

2.  Consent of Health Plans.    A new Section 4.10 shall be added to the Agreement as follows:

“4.10 Approval of PacifiCare and Retention of Lives under PacifiCare Contract.  ProCare and the Shareholders acknowledge and agree that it is a condition to Prospect’s obligation to close the transaction that any required consent of a ProCare contracted health plan be obtained. The parties acknowledge that PacifiCare’s contract with ProCare (“PacifiCare Contract”) provides that it has the right to terminate the PacifiCare Contract should it not approve a successor entity to ProCare’s obligations under the PacifiCare Contract, and if terminated, the lives will ultimately be transferred out of the Surviving Corporation by PacifiCare.  As a result of the above, obtaining the agreement of PacifiCare to not terminate the PacifiCare Contract and not transfer the lives out and from ProCare and/or the Surviving Corporation due to the consummation of the transactions contemplated by the Agreement is a condition of closing.  Additionally, Prospect has advised ProCare and the Shareholders that it based a substantial amount of the consideration for the acquisition of ProCare on keeping the PacifiCare Contract in place and retaining its ability to service the lives thereunder, and thus is unwilling to waive the requirement of PacifiCare’s approval.   Nevertheless in an attempt to close the transaction timely while continuing to seek the approval of PacifiCare, Prospect, ProCare and the Shareholders have agreed to allow the closing to occur on the scheduled Closing Date and have agreed that such closing will not constitute a waiver by Prospect of its requirement that PacifiCare agree not to terminate the PacifiCare Contract.  Rather, ProCare and the Shareholders shall assist Prospect, as necessary, in obtaining such agreement on a post-closing basis.  However, if such approval is not ultimately obtained and the lives are transferred by PacifiCare from and out of the Surviving Corporation to an entity other than Prospect (or an entity controlled by, under common control with or managed by Prospect or Prospect Medical Holdings, Inc.), for whatever or no reason at all, then this lack of approval and transfer of lives shall trigger Prospect Indemnifiable Damages under the Agreement and Prospect shall be entitled to 100% of the amount then existing (and, in the case of the Escrow Fund LC Security Amount, the amount to be later deposited) in the Escrow Fund (i.e., the entire Indemnification/Hold Harmless Amount) without any right of setoff or adjustment due to claims by the Shareholders  (the “PacifiCare Lack of Approval Indemnification Obligation”). To the extent a portion of the Indemnification/Hold Harmless Amount has already been paid to Prospect for other Prospect Indemnifiable Damages or to the extent the Escrow Agent has already distributed a portion of such funds pursuant to the terms of the Escrow Agreement, Prospect shall not be entitled to require the deposit by the Shareholders of any additional sums in the Escrow Fund to replenish such funds but instead shall limit its recovery to the funds then existing in the Escrow Fund and the Escrow Fund LC Security Amount to the extent such has not already been returned to the Escrow Fund as further described in Section 11.22 of this Agreement.  In the event a PacifiCare Lack of Approval Indemnification Obligation occurs, the parties agree that Prospect and/or the Surviving Corporation are authorized to present the executed Officer’s Certificate in the form attached hereto as Exhibit F (the “PacifiCare Lack of Approval Certificate”) to the Escrow Agent and the Escrow Agent shall pay Prospect and/or the Surviving Corporation the full amount of funds in the Escrow Fund constituting the Indemnification Hold/Harmless Escrow Amount under the Escrow Agreement, without any further notice, approval or execution by the Parties.

3.               Shareholder Representative.  A new Section 6.7 shall be added to the Agreement as follows:

“6.7 Additional Shareholder Representative Requirements. Notwithstanding anything to the contrary in this Agreement, from and after the Closing Date, the number of persons constituting the Shareholder Representative shall always, unless a subsequent vacancy occurs which has not then been filled, be an odd number.”

4.               Offer by Prospect to Provide Management to ProCare in the Transaction Does Not Close on the Closing Date.   A new Section 11.18 shall be added to the Agreement as follows:

“11.18  Offer of Management.  In the event the transaction contemplated by the Agreement does not close on the Closing Date, Prospect agrees, at the option of ProCare, to cause its affiliate, Prospect Medical Systems, a Delaware corporation, and manager of Prospect (“Systems”), to provide management services to ProCare in accordance with the following: For a term commencing on October 1, 2003 and continuing for two months thereafter Systems shall enter into a management agreement with ProCare on terms identical to that of the ProCare Management Agreement except that the term of such agreement shall be two months.  Thereafter Systems shall offer to enter into a management agreement with ProCare pursuant to such terms as the parties shall mutually agree with the understanding that after the  initial two month term of services under an agreement identical to the ProCare Management Agreement it is the intent of Systems to use a form of agreement as similar as possible to its standard management agreement.   The agreement of Systems to manage ProCare hereunder shall not constitute a waiver of any rights of Prospect or Sub, including rights consisting of obligations of ProCare or the Shareholders to satisfy closing conditions for the benefit of Prospect and/or Sub pursuant to the terms of the transaction contemplated by the Agreement or to otherwise terminate the Agreement pursuant to the terms set forth therein.

5.               Evidence of Completion of Conditions and Terms of Settlement Agreement.  A new Section 11.19 shall be added to the Agreement as follows:

“11.19  Evidence of Redemption of Shares of Non-Signing Shareholders; Receipt of Dismissal.  Notwithstanding anything to the contrary in this Agreement, ProCare shall provide Prospect with a resolution of its board of directors evidencing ProCare’s authority and intent to redeem the shares of the Non-Signing Shareholders immediately prior to the Effective Time pursuant to the terms of the Settlement Agreement, resulting in a reduction of ProCare’s outstanding shares at Effective Time  from 181,000 to 179,000 (1,000 shares per Non-Signing Shareholder).  Additionally, prior to the Non-Signing Shareholder’s receipt of the redemption monies described in the Settlement Agreement, they shall deliver a Request for Dismissal to ProCare and/or the Escrow Agent.

6.               Escrow Agreement.  A new Section 11.20 shall be added to the Agreement as follows:

“11.20 Escrow Agreement.  Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent requires the execution of a separate escrow agreement, the Parties are authorized to execute such escrow agreement.  If the Escrow Agreement requires such a separate agreement, the Parties will endeavor in good faith to negotiate terms of the agreement consistent with the provisions of Article 9 of this Agreement; provided, however, that in the event of a conflict between the provisions of an escrow agreement and the provisions of Article 9 of this Agreement, the provisions of the escrow agreement shall prevail.   Nevertheless, to the extent one or more of the Parties are required to instruct the Escrow Agent as to a course of action, the Parties agree that it is obligated to instruct the Escrow Agent in a manner consistent with the terms of this Agreement, including but not limited to the terms and conditions of the refund of the Earnest Money Deposit and the terms of the indemnification provisions hereof.  The Parties agree that the terms and provisions concerning the change of the Shareholder Representative set forth in Article 6 hereof, including Section 6.7, shall control any such changes in the Shareholder Representative and that for purposes of Sections 6.3 and 6.5, as well as any references in Article 9 or elsewhere in the Agreement to the extent applicable, that the reference to Remainder Escrow Fund Recipients shall be the shareholders of ProCare, whether such Escrow Fund is established solely by means of this Agreement or by means of a stand alone escrow agreement.”

7.               Shareholder Payment of Legal Fees for Effectuating Settlement of Alevizos Action.    A new Section 11.21 shall be added to the Agreement as follows:

“11.21 Legal Fees for Settlement of Alevizos Action.  The Signing Shareholders shall establish an account at Union Bank which contains monies sufficient to pay the anticipated legal fees of Patrick Moore, Esq. to effectuate settlement of the Alevizos Action and/or complete the dismissal of ProCare from the Alevizos Action.  The obligation created by this Section 11.21 shall not limit the ability of Prospect, Sub and/or the Surviving Corporation to be indemnified for the Alevizos Action as set forth in Section 9.1 herein to the extent Prospect, Sub and/or the Surviving Corporation pay or accrue legal costs as provided for therein.

8.               Security for Letter of Credit for PacifiCare.    A new Section 11.22 shall be added to the Agreement as follows:

“11.22 Security for Letter of Credit for PacifiCare Contract.  ProCare and the Shareholders acknowledge that PacifiCare, one of ProCare’s contracted health plans,

has indicated that a requirement of its approval (as described in Section 4.10) will be the posting of a letter of credit in the amount of $1,000,000 to secure certain obligations of ProCare under the PacifiCare Contract (the “Letter of Credit”). ProCare and the Shareholders agree that Comerica Bank, the institution that Prospect currently banks with and the Escrow Agent, will be the issuer of the Letter of Credit.  ProCare and the Shareholders acknowledge that PacifiCare is requiring $1,000,000 of collateral to secure the Letter of Credit.  ProCare and the Shareholders agree that should PacifiCare agree not to terminate the PacifiCare Contract and transfer the lives from and out of ProCare or the Surviving Corporation as described in Section 4.10 it may require as a condition of such agreement the posting of a Letter of Credit.  In such event the security for the Letter of Credit will be provided as set forth herein.

To ensure a source of funds to secure the Letter of Credit should the posting of the Letter of Credit become necessary, ProCare agrees to deposit on the Closing Date an additional $500,000 (“Cash LC Security Amount”) into the Escrow Fund with the Escrow Agent which results in an obligation to deposit an aggregate of $2,000,000 on the Closing Date with the Escrow Agent  (or have the Merger Consideration received by the Shareholders reduced by the amount of any deficiency in such amount).  The Cash LC Security Amount will be combined with the additional sum of $500,000 from the Escrow Fund to create an aggregate amount of $1,000,000 to secure the Letter of Credit (the “Aggregate LC Security Amount”)

If PacifiCare agrees to provide its approval as set herein and to so require the Letter of Credit, then, upon submission of the Officer’s Certificate attached hereto as Exhibit G (the “LC Transfer Approval Certificate”) the Escrow Agent shall transfer the Aggregate LC Security Amount to an account established by Comerica Bank to secure the Letter of Credit (the “LC Security Account”).  The parties agree that should PacifiCare agree to provide its approval as described herein and requires the Letter of Credit as a condition of its agreement, that Prospect and/or the Surviving Corporation are authorized to present the LC Transfer Approval Certificate to the Escrow Agent, without any further notice, approval or execution by the Parties.

The Parties agree that upon termination of PacifiCare’s requirement to provide the Letter of Credit or January 1, 2005 whichever occurs first, that the following shall occur:

$500,000 of the Aggregate LC Security Amount shall be distributed to the Shareholders in accordance with their percentage interests in ProCare as described in the Escrow Agreement (the “Shareholder Refunded LC Security Amount”).

The remaining $500,000 of the Aggregate LC Security Amount (the “Escrow Fund LC Security Amount”) shall be transferred back to the Escrow Fund and used to satisfy indemnification obligations of ProCare and/or the Shareholders owing to Prospect and/or the Surviving Corporation, if any, made pursuant to the terms of the Escrow Agreement and this Agreement (“Indemnification Obligations”) until the termination or earlier distribution of monies in the Escrow Fund in accordance with the Escrow Agreement or, if at the time the Escrow Fund LC Security Amount is released the Escrow Fund is otherwise scheduled to be terminated but there are outstanding Indemnification Obligations, then the Escrow Fund LC Security Amount shall be applied to satisfy, to the extent necessary, such Indemnification Obligations.  Upon the later of (i) the scheduled termination of the Escrow or such earlier distribution of monies in the Escrow Fund or (ii) the use of all or a part of the Escrow Fund LC Security Amount to satisfy Indemnification Obligations, any funds remaining constituting the Escrow Fund LC Security Amount shall be distributed to the Shareholders in accordance with the provisions of the Escrow Agreement.”

9.               Earmarking of a Portion of Escrow Fund for PacifiCare Claims.    Section 11.23 of the Agreement shall be added to the Agreement as follows”

“11.23 Earmarking of Portion of Escrow Fund for PacifiCare Claims.  ProCare and the Shareholders acknowledge and agree that, pursuant to Section 2.8 of the Agreement, ProCare represented and warranted that its actual liabilities shall not exceed, by more than 5%, the liabilities shown on ProCare’s December 2002 Financial Statements (which includes IBNR at the amounts set forth in Section 2.8) and those incurred in the ordinary course of business, excepting only Caduceus Medical Group claims which are separately described and otherwise addressed in Section 2.8.  Therefore, ProCare and the Shareholders acknowledge that ProCare and the Shareholders, subject to the terms and conditions set forth in Article 8 of the Agreement, have an obligation to indemnify Prospect and/or the Surviving Corporation to the extent, among other things, the claims of ProCare (including claims related to PacifiCare) are determined to actually exceed the dollar amount of IBNR reserved for by ProCare on the Closing Date by more than 5% (excepting only the claims of Caduceus Medical Group where the 5% threshold does not apply and a dollar for dollar recovery is available).   ProCare and the Shareholders acknowledge that PacifiCare may require Prospect, as the owner of the Surviving Corporation, to require the Escrow Agent, to set aside and earmark a certain portion of the Escrow Amount to payment of claims related to PacifiCare only.  Such earmarking shall not amend the indemnification obligations of ProCare and/or the Shareholders under the Agreement or this Amendment nor widen the scope of Prospect Indemnifiable Damages.  Such earmarking shall simply allow the Escrow Agent and Prospect to choose to set aside a portion of the Escrow Amount to PacifiCare claims in the event Prospect or the Surviving Corporation is otherwise entitled to Prospect Indemnificable Damages pursuant to the terms of the Agreement, as amended by this Agreement.  As a result, so long as the terms of the earmarking are consistent with the provisions of this Section 11.23 and therefore have no effect on the obligations of ProCare and/or the Shareholders and will not alter Prospect’s rights to indemnification as provided for in the Agreement or in this Amendment, the

Shareholders have no objection to the Escrow Agreement providing for such earmarking.

10.         Potential Refund of a Portion of Caduceus IBNR.    A new Section 5.5 shall be added to the Agreement as follows:

“5.5 Potential Refund of a Portion of Caduceus IBNR.  Section 2.8 of the Agreement contains a representation by ProCare that the subcapitated specialist claims of providers of Caduceus Medical Group do not exceed $200,000.  Section 8.2 of the Agreement provides that a breach of, among other things, representations of ProCare constitute Prospect Indemnifiable Damages and, as a result, Prospect would be entitled to a dollar for dollar recovery, subject to the limitations in Article 8, for every dollar that Caduceus’ claims in fact exceed $200,000.  Conversely, should the subcapitated specialist claims of Caduceus providers be less than $200,000, then  Prospect shall cause the Surviving Corporation to refund every dollar that such actual claims are less than $200,000 to the Shareholder Representative or such person designated by the Shareholder Representative.  The Shareholder Representative shall distribute such funds to the Signing Shareholders based on a pro rata allocation set forth in Exhibit A of the Escrow Agreement.

11.         Legal Proceedings.    Section 3.5 of the Agreement shall be amended by adding the following at the end:

Notwithstanding the foregoing, the existence of the Alevizos Action shall not be deemed a Proceeding as described herein.

12.         Conditions to Prospect’s Obligations.    Section 7.2(d) of the Agreement shall be amended by adding the following at the end:

Notwithstanding the foregoing, the existence of the Alevizos Action shall not be deemed a proceeding as described herein.

13.         Further Assurances.  Each Party hereto agrees to execute such other documents and    take such other actions as may be reasonably necessary or desirable to confirm or effectuate the agreements contemplated in this Amendment.

13.         Continuing Agreement.  Except as modified by this Amendment, the Agreement shall continue in full force and effect.  In the event of any conflict between any provision of this Amendment and any provision of the Agreement, the provision of this Amendment shall control.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to Agreement and Plan of Reorganization as of the date first written above.

“Prospect”		“ProCare”

PROSPECT MEDICAL GROUP, INC. a California professional medical corporation		PROFESSIONAL CARE MEDICAL GROUP, INC., a California corporation

By:	/s/ Jacob Terner, M.D.	By:	/s/ S. Madrid

Its:	Sole Shareholder	Its:	President

“Sub”		“Shareholder Representative”

PROSPECT LA MEDICAL GROUP, INC. a California professional medical corporation		/s/ Vellore Bhupathy
Vellore Bhupathy

By:	/s/ Jacob Terner, M.D.	/s/ Rosario Cecilio
Rosario Cecilio
Its:	Sole Shareholder

/s/ Bruce Hoyle
Bruce Hoyle

/s/ Sandra Madrid
Sandra Madrid

/s/ Richard Shinto
Richard Shinto

EXHIBIT D

NON-SIGNING SHAREHOLDERS

John Alevizos

Kedy Jao

EXHIBIT E

SETTLEMENT AGREEMENT

Exhibit E

AMENDED AND RESTATED AGREEMENT OF

SETTLEMENT, COMPROMISE AND RELEASE

Kedy Ying Jao, D.O. (“Jao”), John Alevizos, D.O. (“Alevizos”), Professional Care Medical Group, Inc., a California professional corporation (“ProCare”), and Sandra G. Madrid, M.D. (“Madrid”) enter into this Amended and Restated Agreement of Settlement, Compromise and Release (“Agreement”) as of September 29, 2003 (“the Effective Date”), which supersedes their Agreement of Settlement, Compromise and Release dated as of September 25, 2003, to amend and restate the compromise, settlement, dismissal and release of all claims between them, including, without limitation, that certain action entitled Alevizos et al. v. Professional Care Medical Group, Inc., et al. pending in the Superior Court of California for the County of Los Angeles, case no. BC 3013322 (“the Litigation”). The parties agreed to settle the Litigation after mediation before Justice (ret.) Edward Wallin of JAMS on September 25, 2003.

1.     Redemption of ProCare Shares. ProCare shall redeem all of the shares of its common stock issued to Alevizos and Jao in consideration of a payment ProCare of One Hundred Sixty Thousand Dollars ($160,000.00) each, subject to the following conditions:

1.1.  Alevizos and Jao shall execute all documents ProCare deems necessary or desirable to effect the redemption of their shares and to memorialize the settlement of the Litigation and shall return their share certificates for cancellation.

1.2.  Alevizos and Jao each waives any right or claim, known or unknown, against any person or entity, including, without limitation, Prospect Medical Group, Inc., and Prospect LA Medical Group, Inc. and their affiliates, whether known or unknown, arising from the transactions contemplated by the Agreement and Plan of Reorganization dated as of June 30, 2003, among ProCare, its shareholders, Prospect Medical Group, Inc., and Prospect LA Medical Group, Inc., as amended (“Merger Agreement”).

1.3.  If the transactions contemplated by the Merger Agreement do not close, ProCare shall not be obligated to redeem Alevizos’ and Jao’s shares. If ProCare does not redeem the shares, this Agreement shall become null and void.

2.     Dismissal of Litigation. Upon the redemption of Alevizos’ and Jao’s shares, they shall promptly cause a dismissal with prejudice of the Litigation.

3.     General Releases.

3.1.  By Alevizos and Jao. Alevizos and Jao each releases Madrid, and her successors, heirs, assigns attorneys and agents, and ProCare, Prospect Medical Group, Inc. and Prospect LA Medical Group, Inc., and their successors, assigns, shareholders, directors, officers, employees, accountants, attorneys and agents (collectively, “Madrid/ProCare Releasees”), from any claim, demand, action, special proceeding, arbitration or administrative proceeding against any of the Madrid/ProCare Releasees existing as of the Effective Date, except with respect to the parties’ rights and duties under or otherwise relating to the provider agreements between Alevizos and Jao, on the one hand, and ProCare, on the other hand.

3.2.  By ProCare and Madrid. ProCare and Madrid each releases Alevizos and Jao, and their successors, heirs, assigns, attorneys and agents (collectively, “Alevizos and Jao Releasees”) from any claim, demand, action, special proceeding, arbitration or administrative proceeding against any of the Alevizos and Jao Releasees existing as of the Effective Date.

3.3.  Termination of Shareholder Agreement. Alevizos acknowledges and agrees that the Shareholder Agreement dated as of November 1, 2000, with ProCare and Jao acknowledges and agrees that the Shareholder Agreement dated as of July 1, 2001, with ProCare (collectively, “Shareholder Agreements”), are terminated and that no party shall be liable to any other party arising from the Shareholder Agreements.

3.4.  Non-assignment of Claim. Alevizos and Jao each represents and warrants to ProCare and Madrid that he/she has not assigned or otherwise transferred any claim released pursuant to this Agreement to any person or entity.

4.     Waiver of Civil Code Section 1542. Each party acknowledges that this Agreement provides for general releases, which prevent them from bringing any known or unknown claim against any other party and therefore constitutes a waiver of the provisions of California Civil Code Section 1542, which reads:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

5.     Attorney’s Fees. Each party shall bear its own attorneys’ fees and costs, except as provided in this Agreement. In the event of litigation or arbitration to enforce this Agreement, the prevailing party shall be entitled to recover his/her/its attorney’s fees and costs.

6.     Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall be construed as if the Agreement had never included the unenforceable provision.

7.     Modification. This Agreement may be modified only in writing, signed by the party against whom enforcement is sought.

8.     Enforcement. Any provision of Evidence Code section 1152.5 notwithstanding this Agreement may be enforced by any party pursuant to Code of Civil Procedure section 664.6 or other procedure permitted by the Superior Court for the State of California for Los Angeles County.

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9.     Entire Agreement. This Agreement states the entire agreement between the parties with respect to the subject matter and supersedes any prior statement, offer, negotiation or other agreement, whether written or oral.  No statement, promise, or representation has been made by any party to any other, or relied upon, and no consideration has been offered, promised, expected, or held out other than as may be expressly provided in this Agreement.

10.   Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, any of which constitutes an original. A signed copy of this Agreement transmitted by facsimile will have the same force and effect as a delivered, manually-signed original.

	/s/ Kedy Ying Jao	9/29/03
Kedy Ying Jao, D.O.

John Alevizos, D.O.

APPROVED AS TO FORM:

McDERMOTT WILL & EMERY
Attorneys for Alevizos and Jao

By:
James T. Grant

PROFESSIONAL CARE MEDICAL GROUP, INC.

By:
Dinesh Ghiya, M.D., Secretary

Sandra G. Madrid, M.D.

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9.     Entire Agreement. This Agreement states the entire agreement between the parties with respect to the subject matter and supersedes any prior statement, offer, negotiation or other agreement, whether written or oral. No statement, promise, or representation has been made by any party to any other, or relied upon, and no consideration has been offered, promised, expected, or held out other than as may be expressly provided in this Agreement.

10.   Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, any of which constitutes an original. A signed copy of this Agreement transmitted by facsimile will have the same force and effect as a delivered, manually-signed original.

Kedy Ying Jao, D.O.

/s/ John Alevizos
John Alevizos, D.O.

APPROVED AS TO FORM:

McDERMOTT WILL & EMERY
Attorneys for Alevizos and Jao

By:	/s/ James T. Grant
James T. Grant

PROFESSIONAL CARE MEDICAL
GROUP, INC.

		By:	/s/ Dinesh Ghiya
Dinesh Ghiya, M.D., Secretary

/s/ Sandra G. Madrid
Sandra G. Madrid, M.D.

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APPROVED AS TO FORM:

LAW OFFICES OF PATRICK K. MOORE

Attorneys for ProCare and Madrid

By:	/s/ Patrick K. Moore
Patrick K. Moore

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ATTORNEY OR PARTY WITHOUT ATTORNEY (Name and Address):			TELEPHONE NO:	FOR COURT USE ONLY
James T. Grant, Esq.			(310) 277-4110
McDermott, Will & Emery
2049 Century Park East
Suite 3400
Los Angeles, California 90067

ATTORNEY FOR (Name): Plaintiff, John G. Alevizos, D.O., et al.

Insert name of court and name of judicial district and branch court, if any:
Superior Court of California, Los Angeles
111 South Hill Street

PLAINTIFF/PETITIONER: John G. Alevizos, D.O., an
individual; and Kedy Ying Jao, D.O., an individual
DEFENDANT/RESPONDENT: Professional Care Medical Group,
Inc. a CA professional corp.; Sandra G. Madrid, M.D.

REQUEST FOR DISMISSAL				CASE NUMBER:
☐ Personal injury, Property Damage, or Wrongful Death				BC 301332
☐ Motor Vehicle ☐ Other
☐ Family Law
☐ Eminent Domain
☒ Other (specify): Breach of Contract, etc.

— A conformed copy will not be returned by the clerk unless a method of return is provided with the document. —

1. TO THE CLERK: Please dismiss this action as follows:
a.	(1) ☒ With prejudice	(2) ☐ Without prejudice

b.	(1) ☐ Complaint	(2) ☐ Petition
	(3) ☐ Cross-complaint filed by (name):			on (date):
	(4) ☐ Cross-complaint filed by (name):			on (date):
(5) ☒ Entire action of all parties and all causes of action
(6) ☐ Other (specify):*

Date: September 30, 2003

James T. Grant, Esq.	/s/ James T. Grant
(SIGNATURE)
(TYPE OR PRINT NAME OF ☐ ATTORNEY ☐ PARTY WITHOUT ATTORNEY)	Attorney or party without attorney for: John G. Alevizos and Kedy Ying Jao

*      If dismissal requested is of specified parties only, of specified causes of action only, or of specified cross-complaints only, so state and identity the parties, causes of action, or cross-complaints to be dismissed.

	☒ Plaintiff/Petitioner ☐ Cross-complainant	☐ Defendant/Respondent

2. TO THE CLERK: Consent to the above dismissal is hereby given. **
Date:

(SIGNATURE)
(TYPE OR PRINT NAME OF ☐ ATTORNEY ☐ PARTY WITHOUT ATTORNEY)	Attorney or party without attorney for:

**   If a cross-complaint - or Response (Family Law) seeking affirmative relief - is on file, the attorney for cross-compliantant (respondent) must sign this consent if required  by Code of Civil Procedure section 581 (i) or (j).

☐ Plaintiff/Petitioner ☐ Cross-complainant	☐ Defendant/Respondent

(To be completed by clerk)
3.	☐	Dismissal entered as requested on (date):
4.	☐	Dismissal entered on (date): as to only (name):
5.	☐	Dismissal not entered as requested for the following reasons (specify):

6.	☐	a.	Attorney or party without attorney notified on (date):
		b.	Attorney or party without attorney not notified. Filing party failed to provide
			☐ a copy to conform	☐ means to return conformed copy

Date:	Clerk, by , Deputy

Form Adopted by the Judicial Council of California 982(a)(5) [Rev. January 1, 1997] Mandatory Form	REQUEST FOR DISMISSAL	[LOGO]	Code of Civil Procedure, § 581 et seq. Cal. Rules of Court, rules 383, 1233

EXHIBIT F

OFFICER’S CERTIFICATE OF THE SURVIVING CORPORATION
WITH APPROVAL OF THE SHAREHOLDER REPRESENTATIVE

Officer’s Certificate

The undersigned, as an officer of Prospect Professional Care Medical Group, Inc., a California professional corporation (the “Surviving Corporation”), hereby instructs the Escrow Agent to disburse all funds in the Escrow Fund which constitute the Indemnification Hold/Harmless Escrow Amount to the Surviving Corporation to the account at Comerica Bank, or pursuant to wire instructions, provided by the Surviving Corporation.

Prospect Professional Care Medical Group, Inc.

Name:
Title:

Acknowledged and Agreed:

“Shareholder Representative”

Vellore Bhupathy

Rosario Cecilio

Bruce Hoyle

Sandra Madrid

Richard Shinto

EXHIBIT G

OFFICER’S CERTIFICATE OF THE SURVIVING CORPORATION
WITH APPROVAL OF THE SHAREHOLDER REPRESENTATIVE

Officer’s Certificate

The undersigned, as an officer of Prospect Professional Care Medical Group, Inc., a California professional corporation, hereby instructs the Escrow Agent to transfer $1,000,000 of the funds from the Escrow Fund to                               account at Comerica Bank designated as security for the letter of credit from Prospect Professional Care Medical Group, Inc. to PacifiCare.

Prospect Professional Care Medical Group, Inc.

Name:
Title:

Acknowledged and Agreed:

“Shareholder Representative”

Vellore Bhupathy

Rosario Cecilio

Bruce Hoyle

Sandra Madrid

Richard Shinto